SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Terry D. McCallister (“Executive”) and Washington Gas Light Company, a corporation duly organized and existing under the laws of the District of Columbia and the Commonwealth of Virginia (the “Company”).

WHEREAS, Executive currently serves as the Chairman and Chief Executive Officer of the Company and of WGL Holdings, Inc., a Virginia corporation and parent of the Company (“Holdings”);
WHEREAS, the Company currently maintains the WGL Holdings, Inc. and Washington Gas Light Company Change in Control Severance Plan for Certain Executives (as amended, the “CIC Severance Plan”), and Executive participates in the CIC Severance Plan;
WHEREAS, Holdings maintains the WGL Holdings, Inc. 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), pursuant to which Executive has been granted certain long-term incentive awards, including grants of equity compensation awards and cash-settled performance unit awards (“LTI Awards”);
WHEREAS, in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 25, 2017 (the “Merger Agreement”), by and among AltaGas Ltd., a Canadian corporation (“Parent”), Wrangler Inc., a Virginia corporation, and Holdings, Executive’s employment with the Company will end, effective as of July 6, 2018 (the “Separation Date”);
WHEREAS, the parties desire for Executive to receive (i) the benefits Executive is eligible to receive upon a Good Reason Resignation (as defined in the CIC Severance Plan) under the CIC Severance Plan, which benefits are conditioned upon Executive’s timely execution (and non-revocation) of this Agreement and Executive’s compliance with the terms of this Agreement, and (ii) accelerated vesting of Executive’s Post-Signing LTI Awards (as defined below) upon a Good Reason Resignation as provided in the Company Disclosure Schedules to the Merger Agreement (the “Disclosure Schedules”);
WHEREAS, this Agreement is intended to qualify as the “Separation of Employment Agreement and General Release” referenced in Section 2.23 of the CIC Severance Plan; and
WHEREAS, the parties wish to resolve any and all claims that Executive has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Executive may have arising out of Executive’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.Separation from Employment. Executive’s employment with the Company will end effective as of the Separation Date. The parties hereby acknowledge and agree that such termination is a Good Reason Resignation for purposes of the CIC Severance Plan and the Post-Signing LTI Awards. As of the Separation Date, Executive will not have any further employment relationship with the Company or any other Company Party. The end of Executive’s employment with the Company on the Separation Date shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of Holdings and its direct and indirect subsidiaries, including the Company (collectively, the “Company Group”); (b) from the Board of Directors of the Company; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative; provided that, notwithstanding anything to the contrary in the foregoing, following the Separation Date and subject to removal under applicable corporate governance documents, Executive will continue to serve on the board of directors of each of the following entities: (i) Parent, (ii) AltaGas Services U.S., (iii) AltaGas Utility Holdings U.S., and (iv) Holdings.
2.    Separation Benefits and Additional Benefits.
(a)    Provided that Executive (x) executes this Agreement on or after the Separation Date and returns it to Luanne S. Gutermuth, SVP, Shared Services, and CHRO, at 6801 Industrial Road, Springfield, VA 22151 no later than August 21, 2018; (y) does not exercise his revocation right described in Section 6 of this Agreement; and (z) abides by each of his commitments set forth herein and in the CIC Severance Plan, then:

(i)
Pursuant to Section 4.1(a) of the CIC Severance Plan, the Company will provide Executive with a salary replacement benefit in the total amount of $5,685,284.00, less applicable taxes and withholdings (the “Severance Payment”), which amount (I) equals the sum of: (A) an amount equal to the product of (1) Executive’s Annual Bonus (as defined in the CIC Severance Plan) for the 2018 fiscal year multiplied by (2) a fraction, the numerator of which is the number of days in the 2018 fiscal year up to and including the Separation Date and the denominator of which is 365; and (B) an amount equal to the product of (1) the sum of (x) Executive’s Base Salary (as defined in the CIC Severance Plan) plus (y) Executive’s Annual Bonus, and (2) three, and (II) is subject to adjustment under Section 4.5 of the CIC Severance Plan. In accordance with Section 5.1 of the CIC Severance Plan, the Severance Payment will be paid in a single lump sum on the date that is 65 days after the Separation Date (the date of such payment, the “Separation Payment Date”);

(ii)	Pursuant to Section 4.1(b)(1) of the CIC Severance Plan, Executive shall continue to be eligible to participate in the medical and dental coverage in effect with respect to Executive on the Separation Date (or generally comparable coverage, including that which is provided under the Company’s Retiree Medical Plan) for Executive and, if applicable, Executive’s spouse and eligible dependents (as the same may be changed from time to time for employees or retirees of the Company generally), and, in the case of active employee medical coverage, as if Executive had remained continuously employed by the Company during the 18-month period immediately following the Separation Date (the “COBRA Continuation Coverage Period”). The Company shall be responsible for the payment of the employee portion of the required medical and dental contributions with respect to such coverage during the COBRA Continuation Coverage Period. In addition, in accordance with Section 5.1 of the CIC Severance Plan, on the Separation Payment Date, the Company shall provide Executive with a payment, less applicable taxes and withholdings, in full satisfaction of the Company’s obligation under Section 4.1(b)(1) of the CIC Severance Plan, with such payment in an amount equal to the federal income tax applicable to the Company’s payments pursuant to the preceding sentence (determined by applying the highest marginal federal income tax rate in effect on the Separation Payment Date);

(iii)
Pursuant to Section 4.1(b)(2) of the CIC Severance Plan, the Company will provide Executive with a medical and dental benefit continuation payment, less applicable taxes and withholdings (the “Benefit Continuation Payment”), with such Benefit Continuation Payment in an amount equal to 102% of the Company’s cost of providing Executive, his spouse and eligible dependents coverage under the Company’s medical and dental plans for the 18-month period beginning on the last day of the COBRA Continuation Coverage Period, plus an additional amount equal to the federal income tax applicable to such amount (determined by applying the highest marginal federal income tax rate in effect on the Separation Payment Date). In accordance with Section 5.1 of the CIC Severance Plan, the Benefit Continuation Payment will be paid in a single lump sum on the Separation Payment Date; and

(iv)
Pursuant to Section 4.1(d) of the CIC Severance Plan, the Company will pay or reimburse Executive for up to $25,000 in outplacement services, the scope and provider of which shall be selected by Executive (the “Outplacement Services”); provided, however, that in no event will the Company pay or reimburse Executive for any expenses relating to Outplacement Services that are incurred following the date that is 12 months following the Separation Date, and all such payments and reimbursements must be paid no later than the date that is 18 months following the Separation Date.

The payments and benefits set forth in this Section 2(a) are referred to herein collectively as the “Separation Benefits”.

(b)    The Company acknowledges that Executive is entitled to the following benefits without regard to Executive’s execution of this Agreement:

(i)
Payment of Executive’s unpaid Base Salary for services performed through the Separation Date and payment in lieu of Executive’s vacation time accrued but unused as of the Separation Date, payable no later than 30 days following the Separation Date or such earlier date as required by applicable law;

(ii)
Pursuant to Section 4.1(b)(x)7 of the Disclosure Schedules and the applicable Award Agreements (as defined in the Omnibus Plan) evidencing any LTI Awards granted in connection with an Ordinary Course LTI Award Grant Date (as defined in the Disclosure Schedules) (such LTI Awards, “Post-Signing LTI Awards”), each Post-Signing LTI Award shall become immediately fully vested as of the Separation Date and be settled in accordance with the applicable Award Agreement;

(iii)
Pursuant to Section 2.2(a) of the Merger Agreement, any LTI Awards granted prior to January 25, 2017 that remain outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall, as of the Effective Time, automatically become fully vested and canceled in consideration for the right to receive a lump sum cash payment, calculated and paid in accordance with the Merger Agreement; and

(iv)
To the extent not paid or provided prior to the Separation Date, the Company shall timely pay or provide Executive with any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any employee benefit plan that is subject to ERISA (as defined below), including any rights to benefits under health plans and vested benefits under retirement plans or pension plans.

The payments and benefits set forth in this Section 2(b) are referred to herein collectively as the “Additional Benefits”.
3.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Executive expressly acknowledges and agrees that, except as otherwise set forth in this Agreement, Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment or engagement with the Company and any other Company Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. For the avoidance of doubt, Executive shall not be entitled to receive (a) any payments or benefits pursuant to the Washington Gas Light Company Severance Pay Plan, (b) the “Pro-Rata Bonus” described Section 4.1(b)(x)5(c) of the Disclosure Schedules (as Executive is receiving a pro-rata bonus pursuant to Section 2(a)(i) above instead), or (c) any credit for additional years of benefit service under the Washington Gas Light Company 2005 Supplemental Executive Retirement Plan pursuant to Section 4.1(c) of the CIC

Severance Plan. Notwithstanding the foregoing, Executive remains entitled to receive (to the extent still unpaid as of the date that Executive signs this Agreement) the Separation Benefits and the Additional Benefits in accordance with this Agreement, and Executive remains entitled to any benefits that may become due to him pursuant to Sections 4.5 and 4.6 of the CIC Severance Plan. Executive acknowledges and agrees that Executive had no right to the Separation Benefits (or any portion thereof) but for Executive’s entry into this Agreement and satisfaction of the terms herein.
4.    General Release of Claims.
(a)    As a condition of Executive’s receipt of the Separation Benefits (and any portion thereof), Executive hereby acquits, releases and forever discharges the Company, Holdings, Parent, their respective affiliates and each of the foregoing entities’ respective past and present owners, shareholders, partners, officers, managers, members, employees, directors, attorneys, affiliates, subsidiaries, parent companies, successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as the “Company Parties”) of and from any and all actions and causes of action, suits, debts, liabilities, claims, damages, and demands whatsoever in law or in equity, which Executive ever had, now has, or which Executive or Executive’s heirs, executors or administrators may have, by reason of anything whatsoever, arising from or relating in any way to Executive’s employment or the termination of Executive’s employment, or any other act or omission related to any matter occurring or existing on or prior to the time that Executive signs this Agreement, whether known or unknown, including any claims which have been asserted, could have been asserted or could be asserted now or in the future.
(b)    Executive acknowledges and agrees that the release of claims described in Section 4(a) includes any claims under any federal, state or local laws prohibiting employment discrimination (including (each as may have been amended) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, and the D.C. Human Rights Act); the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any common law, contract, or tort claims now or hereafter recognized (including any claim for breach of contract (including any claim arising out of or relating to the CIC Severance Plan, except with respect to the payment of the Separation Benefits hereunder), wrongful discharge, emotional distress, wrongful termination, fraud or misrepresentation, or defamation); any public policy; and all claims for attorney’s fees and costs.
(c)    Executive acknowledges and agrees that in no event shall the release of claims described in Section 4(a) include any claim that first arises after Executive signs this Agreement, or any claim to vested benefits under an employee benefit plan that is subject to ERISA (including any rights to benefits under health plans and vested benefits under retirement plans or pension plans). Further, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of the release of claims under the Age Discrimination in Employment Act of 1967, as amended), and nothing in this Agreement shall be construed to prohibit Executive from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, or subject to Section 4(d) below, from filing any charge or claim with the federal Equal Employment Opportunity Commission (the “EEOC”) or any other governmental agency (including without limitation the Virginia Human Rights Commission) or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Executive acknowledges and agrees that Executive is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. However, nothing herein waives Executive’s right to receive an award for information provided to a governmental agency.
(d)    Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that, following the Separation Date, Executive will respond and provide information with regard to matters about which Executive has knowledge as a result of Executive’s employment with the Company, and Executive will provide reasonable assistance to the Company and the other Company Parties in defense of any claims that may be made against the Company or the other Company Parties and assist the Company and the other Company Parties in the prosecution of any claims that may be made by the Company or the other Company Parties, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or the other Company Parties. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or and the other Company Parties (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company or the other Company Parties, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or the other Company Parties with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of the other Company Parties without giving prior written notice to the Company or the Company’s counsel. Executive acknowledges and agrees that if any person, organization or other entity files, charges, claims, sues or causes or permits to be filed, charged or claimed, any civil action, suit or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against the Company or any of the other Company Parties involving any claim that Executive has released herein, Executive will not accept any personal relief in any such action. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 4(d).
5.    Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)    Executive has had sufficient time (and at least 21 days) to consider this Agreement before the execution and delivery to the Company;

(b)    Executive has been advised, and hereby is advised in writing, to consult an attorney regarding this Agreement before signing;
(c)    Executive acknowledges and agrees that Executive is competent to enter into this Agreement and knowingly and voluntarily does so, understanding it as fully resolving any differences and disputes between Executive and the Company and the other Company Parties; and
(d)    Executive has carefully read this Agreement;
6.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the day Executive signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of: General Counsel, WGL Holdings, Inc., 101 Constitution Avenue, NW, Washington, D.C. 20080, on or before the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then the Separation Benefits shall not be paid or provided to Executive pursuant to Section 2(a) of this Agreement, the release of claims set forth in Section 4 shall be of no force or effect and the remainder of this Agreement shall be in full force and effect.
7.    Affirmation of Restrictive Covenants; Permitted Disclosures. Executive acknowledges and agrees that he is subject to the restrictions set forth in Article 6 of the CIC Severance Plan, including the Company’s Policy of Post-Employment Restrictions attached as Exhibit 2 thereto (the “Post-Employment Restrictions”), which include certain confidentiality, non-solicitation and non-competition restrictive covenants. Provided that Executive satisfies the requirements to receive the Separation Benefits set forth in Section 2(a), then, effective as of the Separation Date, Section III.B.2. of the Company’s Policy of Post-Employment Restrictions attached as Exhibit 2 to the CIC Severance Plan as it applies to Executive shall be amended and restated so that it reads, in its entirety, as follows:
2.    Solicitation of Customers. The solicitation of any customer or prospective customer of WGL Holdings, Inc. and/or Washington Gas Light Company with whom or which the executive had material contact regarding actual or prospective business with WGL Holdings, Inc. and/or Washington Gas Light Company during the preceding year, or for whom or which the executive had direct or indirect responsibility, or about whom or which the executive obtained Confidential Information, in each case as an employee or representative of WGL Holdings, Inc. and/or Washington Gas Light Company, which solicitation is with the intent of soliciting business competitive to that of WGL Holdings, Inc. and/or Washington Gas Light Company or diverting business from WGL Holdings, Inc. and/or Washington Gas Light Company.
Executive expressly acknowledges and agrees that the Post-Employment Restrictions (as amended by this Agreement) are enforceable in all respects and promises to abide by their terms. Notwithstanding the foregoing, nothing in this Agreement or the Post-Employment Restrictions shall prohibit or restrict Executive from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Executive from any such governmental authority; (c) testifying, participating or otherwise assisting in an action or proceeding by any such governmental authority relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
8.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each party.
9.    Governing Law and Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia to the extent not superseded by Federal law. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Commonwealth of Virginia; provided, however, that Executive may not bring any action with respect to any claim or dispute under this Agreement in any court without first exhausting the claims procedures described in Article 10 of the CIC Severance Plan. Executive irrevocably waives Executive's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness.
10.    Assignment. The Company has the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement, and any such successors and assigns shall assume the obligations under this Agreement and expressly agree to perform the obligations under this Agreement, consistent with Section 11.3 of the CIC Severance Plan.
11.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.
12.    Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, warranties, representations, and release of claims set forth in this Agreement and entitled to enforce such covenants, warranties, representations, and release of claims as if it, he or she was a party hereto.
13.    No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
14.    Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.
15.    Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
16.    Notices. The notice provisions set forth in Section 11.2 of the CIC Severance Plan shall apply to this Agreement as fully as though set forth herein.
17.    Counterparts. This Agreement may be executed in one or more counterparts (including electronic mail in portable document format (.pdf), facsimile or by any other electronic means intended to preserve the original graphic and pictorial appearance of the document), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.
18.    Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder, and this Agreement shall be construed and administered in accordance with such intent. Section 11.14 of the CIC Severance Plan is incorporated herein by reference in its entirety and shall apply to this Agreement as fully as though set forth herein.
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IN WITNESS WHEREOF, the parties have executed this Agreement with the intent to be legally bound.

TERRY D. MCCALLISTER

/s/ Terry D. McCallister
Terry D. McCallister
Date:	July 6, 2018

WASHINGTON GAS LIGHT COMPANY

By:	/s/ Terry D. McCallister
Name:	Terry D. McCallister
Title:	Chairman/CEO
Date:	July 6, 2018